EXHIBIT 99.1

MMEX Resources Corp. Receives TCEQ Permit to Construct Solar Powered UltraClean Refining Complex with Carbon Capture

MMEX technology partner, Polaris Engineering, to employ its patented process to produce ultra-low sulfur fuels with carbon capture

FORT STOCKTON, TEXAS – February 22, 2022 – MMEX Resources Corp. (OTCPK: MMEX), a development-stage company focusing on planned hydrogen and ultraclean fuel projects with carbon capture, announced it has received on February 18, 2022, the approval of the Texas Commission on Environmental Quality (TCEQ) to build its Pecos County, West Texas UltraClean Refinery project.

Jack W. Hanks, President and CEO of MMEX Resources Corp., said, “We announced on December 8, 2021 that along with Polaris Engineering, we had completed significant milestones on the technology timeline for our UltraClean Refinery project. Along with Polaris, we have now completed 100% of the front-end engineering and design package. With the guidance of Trinity Consultants and Polaris Engineering we filed our application with TCEQ and received approval on February 18, 2022 to build and operate the complete facility. In addition, we have signed letters of intent with an international trading company to supply the crude oil and to purchase the finished products from the refinery. Achieving these significant milestones have allowed us to move forward with planned financing and commercial arrangements.”

Hanks continued, “This is the first greenfield refinery project implementing carbon capture in the United States to be authorized through Permit by Rule. This planned facility is projected to reduce substantially Greenhouse Gas and Criteria Pollutants compared to existing US oil refineries on a per barrel basis. The refinery has expanded production estimates from 10,000 bpd to 11,600 bpd.”

As noted in MMEX’s July 29, 2021 announcement, we are able to expand the ultraclean fuels product flexibility with the facility being slated to produce finished transportation grade ultra-low sulfur diesel; 87 Regular, 87 Clear, and 93 Premium grades of gasoline, readily available to our market on Interstate 10, the “transcontinental” highway traveling thru eight states from coast to coast. Our rail capacity is expected to allow us to reach Texas Gulf Coast and western U.S. markets to take advantage of clean fuels mandates and price advantages.

Gerry Obluda, Principal of Polaris Engineering, the technology provider, EPC and O&M of the UltraClean project added, “As noted in the December 8, 2021 announcement, Polaris has been awarded the patent for our process which we have worked on for the past four years. We have now completed the MMEX front end engineering and design study which gives us the detailed engineering and project cost of the project for financing. With the milestone of the TCEQ permit approval we can commence construction as soon as MMEX issues the notice to proceed.”

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About MMEX Resources Corp.

MMEX Resources Corporation (MMEX) is a development stage company formed to engage in energy industry infrastructure projects. Leveraging its management and business relationships from the traditional energy sector, MMEX is currently engaged in developing planned projects to produce hydrogen and ultra-low sulfur fuel products combined with CO2 capture. MMEX is also engaged in the development of solar power for distribution to its planned projects. For more information about MMEX, visit www.mmexresources.com.

About Polaris Engineering.

Polaris Engineering is a full-service provider of engineering, procurement and construction for heavy industries around the world. Polaris Engineering has been operating for over 25 years in the Industrial Hub of Southwest Louisiana. Our company was founded and prospers by offering process engineering consulting and EPC services. We have built success by helping our clients find innovative and cost-effective process solutions to their operating and debottlenecking challenges. This process expertise is still a source of pride for our company today. For more information about Polaris Engineering visit polarisepc.com and getultrafuels.com.

Media Inquiries

For MMEX Resources:

Kristen Quinn

Vice President, Public Relations

Paige PR

kristen@paigepr.com

MMEX Investor Inquiries

Please contact MMEX Resources Corp. directly at

Info@mmexresources.com

For Polaris Engineering:

Ray Fontenot

rfontenot@polarisepc.com

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to the Company’s ability to continue as a going concern, our lack of revenues, general business conditions, the requirement to obtain significant financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company’s SEC reports. Readers should note MMEX undertakes no obligation to update forward-looking statements.

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